Varsity Group Inc. Reports Record Fiscal Year and Growth of eduPartners Program to 345 Schools

WASHINGTON, DC -- 03/03/2005 -- Varsity Group Inc. (NASDAQ: VSTY) today announced financial results for its fiscal year ended December 31, 2004, highlighted by net income of $6.9 million, or $0.39 per diluted share, compared to net income of $4.4 million, or $0.25 per diluted share, for the prior year.

Revenue increased 49% to $37.7 million from $25.2 million for the years ended December 31, 2004 and 2003, respectively. Revenue growth was driven by the continued expansion of the Company's flagship eduPartners program which served 315 educational institutions during the seasonally important 2004 back-to-school season, compared to 210 schools served during the same period in 2003.

Included in net income for fiscal 2004 and 2003 were income tax benefits of $3.8 million and $2.0 million, respectively. The income tax benefits for fiscal 2004 and 2003 were the product of reductions in the deferred tax asset valuation allowance of $5.0 million and $2.9 million in 2004 and 2003, respectively, offset by income tax provisions of $1.2 million and $0.9 million related to pre-tax income recorded in fiscal 2004 and 2003, respectively. Pre-tax income increased to $3.1 million for the year ended December 31, 2004, from $2.4 million recorded in the same period the prior year.

"2004 marks another record year for our Company. We extended the leadership position of our flagship eduPartners program, serving 315 schools this fall. We shipped over one million books to over 125,000 families nationwide during the critical back-to-school selling season in 2004 and delivered record revenues and earnings," commented Eric Kuhn, Chairman and Chief Executive Officer of Varsity Group Inc. "We enter 2005 with significant momentum and are committed to the continued growth and development of our core eduPartners business and expansion into new markets with a focus on customer satisfaction and operational excellence."

Highlights for fiscal 2004 include:

--  Record revenues of $37.7 million;
--  Fourth consecutive year of positive operating cash flows and third consecutive year of net income;
--  Growth of our flagship eduPartners program to 315 schools for the Fall back-to-school season, a 50% increase over the 210 served during the same period in 2003;
--  Return to the NASDAQ National Market on September 29, 2004; and
--  Expansion of our Board of Directors with the appointments of William
    J. Pade, partner of Oak Hill Capital Management and Robert M. Holster,
    President and Chief Operating Officer of HMS Holdings Corp.
The Company also announced that its network of educational institutions that are members of its eduPartners program has grown to 345 schools nationwide, compared to approximately 245 schools at this time last year.

ABOUT VARSITY GROUP INC.

Varsity Group Inc. is a leading provider of online bookstore solutions for educational institutions. Founded in 1997 as VarsityBooks.com, the company pioneered selling new college textbooks over the Internet. Building on its textbook expertise, Varsity Group offers educational institutions the opportunity to outsource textbook procurement operations by utilizing eduPartners, its e-commerce solution for schools.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Varsity Group's business that are not historical facts are "Forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

                          VARSITY GROUP INC.
      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                (in thousands, except per share data)

                                                   Twelve Months Ended
                                                       December 31,
                                                    2004         2003
                                                  --------     --------
Net sales:
  Product                                         $ 34,437     $ 22,979
  Shipping                                           3,245        2,262
                                                  --------     --------
    Total net sales                                 37,682       25,241
                                                  --------     --------
Operating expenses:
  Cost of product                                   23,349       15,814
  Cost of shipping                                   2,529        1,459
  Sales and marketing                                5,803        3,912
  Tax related benefit                                    -         (515)
  Product development                                  250          248
  General and administrative                         2,950        1,976
  Non-cash compensation                                 40          216
                                                  --------     --------
    Total operating expenses                        34,921       23,110
                                                  --------     --------
Income from operations                               2,761        2,131

Other income, net                                      312          241
                                                  --------     --------
Income before income taxes                           3,073        2,372

Income tax benefit (1)                               3,808        2,000
                                                  --------     --------

Net income                                        $  6,881     $  4,372
                                                  ========     ========

Net income per share:
  Basic                                           $   0.41     $   0.27
                                                  ========     ========
  Diluted                                         $   0.39     $   0.25
                                                  ========     ========

Weighted average shares:
  Basic                                             16,715       16,440
                                                  ========     ========
  Diluted                                           17,726       17,323
                                                  ========     ========

(1) The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, ("SFAS 109") "Accounting for
Income Taxes". Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. In determining the need for a valuation allowance, management reviews both positive and negative evidence pursuant to the requirements of SFAS
No. 109, including current and historical results of operations, the annual limitation on utilization of net operating loss carry forwards pursuant to Internal Revenue Code section 382, future income projections and the overall prospects of our business.  During fiscal 2004 and 2003, management reassessed the potential realization of its remaining valuation allowance based on its financial projections, estimates of future profitability and the overall prospects of the Company's business and concluded that it was more likely than not that a portion of the recorded deferred tax benefits would be realized.

                          VARSITY GROUP INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                    (in thousands)

                                                 December 31, December 31,
                                                    2004         2003
                                                  --------     --------
ASSETS
Current assets:
  Cash and cash equivalents                       $ 11,865     $ 19,904
  Accounts receivable, net                           1,251          539
  Inventory                                          2,463          328
  Other                                              1,248          145
                                                  --------     --------
    Total current assets                            16,827       20,916
Property, plant and equipment, net                     960          175
Deferred income taxes                                5,901        2,093
Long term investments                                6,993            -
Other assets                                            31           22
                                                  --------     --------
    Total assets                                  $ 30,712     $ 23,206
                                                  ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                $    696     $    176
  Other accrued expenses and other current
   liabilities                                       1,569        1,186
  Taxes payable                                        459          443
                                                  --------     --------
    Total current liabilities                        2,724        1,805

  Total stockholders' equity                        27,988       21,401
                                                  --------     --------
  Total liabilities and stockholders' equity      $ 30,712     $ 23,206
                                                  ========     ========

Contact:

Jack Benson
Chief Financial Officer
jack.benson@varsity-group.com
202-667-3400